SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13D - 1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13D - 2(B)





                                 MICROTUNE, INC.
                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)



                                    59514P109
                                    ---------
                                 (CUSIP Number)



                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               |_| Rule 13d-1(b)

               |_| Rule 13d-1(c)

               |X| Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 2 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------
========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               MR. THOMAS O. HICKS
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  23,298
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                               2,512,088
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                               23,298
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                               2,512,088
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,535,386
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           5.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 3 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 1-FOF COINVESTORS CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                               113
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                               113
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           113
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 4 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP PARTNERS L.A. CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                               113
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                               113
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           113
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 5 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE LATIN AMERICA FUND GP CAYMAN, L.L.C.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                               113
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                               113
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           113
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 6 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF EQUITY FUND IV (1999) CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              1,159,165
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              1,159,165
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,159,165
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.3%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 7 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF PRIVATE EQUITY FUND IV (1999) CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              8,210
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              8,210
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,210
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 8 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM EQUITY FUND IV/GP CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              1,167,375
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              1,167,375
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,167,375
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.4%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 9 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE PG-IV (1999), C.V.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)
                                                                                                       (b)
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           NETHERLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              61,714
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              61,714
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           61,714
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 10 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           NETHERLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              61,714
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              61,714
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           61,714
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 11 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-P COINVESTORS CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              919
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              919
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           919
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 12 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EN COINVESTORS CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
z-------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              3,386
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              3,386
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,386
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 13 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EQ COINVESTORS CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              18,948
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              18,948
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,948
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 14 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM GP PARTNERS IV CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              1,252,342
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              1,252,342
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,252,342
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.5%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 15 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM FUND IV CAYMAN, LLC
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
--------- --------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              1,252,342
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              1,252,342
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,252,342
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.5%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 16 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMEU 1-EN COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              1,939
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              1,939
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,939
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 17 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMEU 1-EQ COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              14,574
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
-------------------------------------------------- --------- -----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              14,574
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,574
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 18 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMEU 1-P COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              3,018
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              3,018
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,018
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 19 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMEU INTERMEDIATE PARTNERS I-C, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              19,531
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              19,531
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,531
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 20 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF EUROPE FUND CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              1,135,126
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              1,135,126
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,135,126
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.3%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 21 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF EUROPE PRIVATE FUND CAYMAN, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              13,576
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              13,576
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,576
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 22 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM PG EUROPE I, C.V.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           NETHERLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              83,865
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              83,865
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           83,865
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.2%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.




---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 59514P109                                                 13G                               Page 23 of 57 Pages
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMEU FUND I-C, INC.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)[ ]
                                                                                                       (b)[x]
---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                              1,252,098
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                              1,252,098
---------- -------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,252,098
---------- -------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                             [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.5%
---------- -------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           CO
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                (a) and (b) The Issuer is Microtune, Inc. (the "Company"). The address of the Company's principal executive offices is 2540 East Plano Parkway, Suite 188, Plano, Texas 75074.

ITEM 2.    PERSON FILING

           (a) Name of Person(s) Filing this Statement (the "Filing Parties"):
               -----------------------------------------------------------------

               Mr. Thomas O. Hicks;
               HM 1-FOF Coinvestors Cayman, L.P., a Cayman Islands limited partnership;
               Hicks, Muse GP Partners L.A. Cayman, L.P., a Cayman Islands
                    limited partnership;
               Hicks, Muse Latin America Fund GP Cayman, L.L.C., a Cayman
                    Islands limited liability company;
               HMTF Equity Fund IV (1999) Cayman, L.P., a Cayman Islands
                    limited partnership;
               HMTF Private Equity Fund IV (1999) Cayman, L.P., a Cayman Islands
                    limited partnership;
               HM Equity Fund IV/GP Cayman, L.P., a Cayman Islands limited partnership;
               Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands;
               HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands;
               HM 4-P Coinvestors Cayman, L.P., a Cayman Islands limited
                    partnership;
               HM 4-EN Coinvestors Cayman, L.P., a Cayman Islands limited partnership;
               HM 4-EQ Coinvestors Cayman, L.P., a Cayman Islands limited partnership;
               HM GP Partners IV Cayman, L.P., a Cayman Islands limited
                    partnership;
               HM Fund IV Cayman, LLC, a Cayman Islands limited liability company;
               HMEU 1-EN Coinvestors, L.P., a Cayman Islands limited
                    partnership;
               HMEU 1-EQ Coinvestors, L.P., a Cayman Islands limited
                    partnership;
               HMEU 1-P Coinvestors, L.P., a Cayman Islands limited partnership; HMEU Intermediate Partners I-C, L.P., a Cayman Islands limited partnership;
               HMTF Europe Fund Cayman, L.P., a Cayman Islands limited
                    partnership;
               HMTF Europe Private Fund Cayman, L.P., a Cayman Islands limited partnership;
               HM PG Europe I, C.V., a limited partnership organized under the laws of the Netherlands;
               HMEU Fund I-C, Inc., a Cayman Islands corporation;

           (b) Address of Principal Business Office or, if None, Residence:
               ------------------------------------------------------------

               The business address of each of the Filing Parties is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

           (c) Citizenship:
               -------------

               All of the natural persons identified in this Item 2 are citizens of the United States of America.

           (d) Title of Class of Securities:
               -----------------------------

               This statement relates to the Common Stock of the Company, par value $0.001 per share.

           (e) CUSIP Number:
               -------------

               The CUSIP No. for such shares is 59514P109.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

  (a) [ ]   Broker or dealer registered under Section 15 of the Act;

  (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

  (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940;

  (e) [ ]   An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

  (i) [ ]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

  (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a) Amount Beneficially Owned:

               2,535,386

           (b) Percent of Class:

               5.1 %

           (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote

                        23,298

                  (ii) Shared power to vote or to direct the vote

                        2,512,088

                  (iii) Sole power to dispose or to direct the disposition of

                        23,298

                  (iv) Shared power to dispose or to direct the disposition of

                        2,512,088

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATIONS.

           (a) N/A

           (b) N/A




            [The remainder of this page is intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                    By:          *
----------------------------             ---------------------------------------
        Date                              Thomas O. Hicks


                                       *By:/s/ David W. Knickel
                                           -------------------------------------
                                            David W. Knickel
                                            Attorney-in-Fact

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003              HM 1-FOF COINVESTORS CAYMAN, L.P.
----------------------------
        Date
                                 By:   HICKS, MUSE GP PARTNERS L.A.
                                       CAYMAN, L.P., its general partner

                                       By:  HICKS, MUSE LATIN AMERICA
                                            FUND GP CAYMAN, L.L.C.,
                                            its general partner


                                            By:/s/ David W. Knickel
                                               ---------------------------------
                                                David W. Knickel
                                                Vice President, Treasurer and
                                                Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HICKS, MUSE GP PARTNERS L.A. CAYMAN,
----------------------------        L.P.
        Date
                                    By:  HICKS, MUSE LATIN AMERICA FUND
                                         GP CAYMAN, L.L.C., its general partner


                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                              David W. Knickel
                                              Vice President, Treasurer and
                                              Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                   HICKS, MUSE LATIN AMERICA FUND GP
----------------------------          CAYMAN, L.L.C.
        Date

                                      By:/s/ David W. Knickel
                                         ---------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HMTF EQUITY FUND IV (1999) CAYMAN, L.P.
----------------------------
        Date

                                    By:  HM EQUITY FUND IV/GP CAYMAN, L.P.,
                                         its general partner

                                         By: HM GP PARTNERS IV CAYMAN, L.P.,
                                             its general partner

                                             By:    HM FUND IV CAYMAN, LLC,
                                                    its general partner


                                             By:  /s/ David W. Knickel
                                                --------------------------------
                                                David W. Knickel
                                                Vice President, Treasurer and
                                                Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003              HMTF PRIVATE EQUITY FUND IV (1999) CAYMAN, L.P.
----------------------------
        Date
                                  By:    HM EQUITY FUND IV/GP CAYMAN, L.P.,
                                         its general partner

                                         By:  HM GP PARTNERS IV CAYMAN, L.P.,
                                              its general partner

                                              By:    HM FUND IV CAYMAN, LLC,
                                                     its general partner


                                              By:  /s/ David W. Knickel
                                                 ------------------------------
                                                 David W. Knickel
                                                 Vice President, Treasurer and
                                                 Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HM EQUITY FUND IV/GP CAYMAN, L.P.
----------------------------
        Date                        By:  HM GP PARTNERS IV CAYMAN, L.P., its
                                         general partner

                                         By:        HM FUND IV CAYMAN, LLC, its
                                                    general partner


                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                              David W. Knickel
                                              Vice President, Treasurer and
                                              Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003               HICKS, MUSE PG-IV (1999), C.V.
----------------------------
        Date
                                  By:  HM EQUITY FUND IV/GP PARTNERS (1999),
                                       C.V., its general partner

                                       By:  HM GP PARTNERS IV CAYMAN, L.P.,
                                            its general partner

                                            By:    HM FUND IV CAYMAN, LLC,
                                                   its general partner


                                            By:  /s/ David W. Knickel
                                               ---------------------------------
                                               David W. Knickel
                                               Vice President, Treasurer and
                                               Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
----------------------------
        Date
                                   By:       HM GP PARTNERS IV CAYMAN, L.P.,
                                             its general partner

                                             By:  HM FUND IV CAYMAN, LLC,
                                                  its general partner


                                             By: /s/ David W. Knickel
                                                 -------------------------------
                                                 David W. Knickel
                                                 Vice President, Treasurer and
                                                 Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HM 4-P COINVESTORS CAYMAN, L.P.
----------------------------
        Date
                                   By:    HM GP PARTNERS IV CAYMAN, L.P.,
                                          its general partner

                                          By:  HM FUND IV CAYMAN, LLC,
                                               its general partner


                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                               David W. Knickel
                                               Vice President, Treasurer and
                                               Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HM 4-EN COINVESTORS CAYMAN, L.P.
----------------------------
        Date
                                   By:   HM GP PARTNERS IV CAYMAN, L.P.,
                                         its general partner

                                         By:  HM FUND IV CAYMAN, LLC,
                                              its general partner


                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                             David W. Knickel
                                             Vice President, Treasurer and
                                             Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HM 4-EQ COINVESTORS CAYMAN, L.P.
----------------------------
        Date
                                   By:   HM GP PARTNERS IV CAYMAN, L.P.,
                                         its general partner

                                         By:        HM FUND IV CAYMAN, LLC,
                                                    its general partner


                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                              David W. Knickel
                                              Vice President, Treasurer and
                                              Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HM GP PARTNERS IV CAYMAN, L.P.
----------------------------
        Date
                                   By:   HM FUND IV CAYMAN, LLC,
                                         its general partner


                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                             David W. Knickel
                                             Vice President, Treasurer and
                                             Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HM FUND IV CAYMAN, LLC
----------------------------
        Date
                                    By: /s/ David W. Knickel
                                      ------------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HMEU 1-EN COINVESTORS, L.P.
----------------------------
        Date
                                     By:   HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                                           its general partner

                                           By:  HMEU FUND I-C, INC., its
                                                general partner

                                           By: /s/ David W. Knickel
                                               ---------------------------------
                                               David W. Knickel
                                               Vice President, Treasurer and
                                               Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HMEU 1-EQ COINVESTORS, L.P.
----------------------------
        Date
                                    By:  HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                                         its general partner

                                          By:  HMEU FUND I-C, INC., its
                                               general partner

                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                              David W. Knickel
                                              Vice President, Treasurer and
                                              Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HMEU 1-P COINVESTORS, L.P.
----------------------------
        Date
                                    By:    HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                                           its general partner

                                           By:  HMEU FUND I-C, INC., its
                                                general partner

                                           By: /s/ David W. Knickel
                                               ---------------------------------
                                               David W. Knickel
                                               Vice President, Treasurer and
                                               Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HMEU INTERMEDIATE PARTNERS I-C, L.P.
----------------------------
        Date
                                    By:   HMEU FUND I-C, INC., its general partn


                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                              David W. Knickel
                                              Vice President, Treasurer and
                                              Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HMTF EUROPE FUND CAYMAN, L.P.
----------------------------
        Date
                                   By:   HMEU FUND I-C, INC., its general partne


                                         By: /s/ David W. Knickel
                                             -----------------------------------
                                             David W. Knickel
                                             Vice President, Treasurer and
                                             Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HMTF EUROPE PRIVATE FUND CAYMAN, L.P.
----------------------------
        Date
                                   By: HMEU FUND I-C, INC., its general partner


                                       By: /s/ David W. Knickel
                                           -------------------------------------
                                            David W. Knickel
                                            Vice President, Treasurer and
                                            Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                HM PG EUROPE I, C.V.
----------------------------
        Date
                                   By:  HMEU FUND I-C, INC., its general partner


                                        By: /s/ David W. Knickel
                                            ------------------------------------
                                            David W. Knickel
                                            Vice President, Treasurer and
                                            Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   February 7, 2003                 HMEU FUND I-C, INC.
----------------------------
        Date
                                    By: /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX


       99.1 Joint Filing Agreement dated February 7, 2003 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. *



                      ------------------------------------

                                * Filed herewith.